Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of May 8, 2012 to become effective as of July 1, 2012, by and between TRIUMPH SAVINGS BANK SSB, (the “Bank”), and RAY SPERRING (“Executive”).

RECITALS

WHEREAS, the Bank is the wholly-owned subsidiary of Triumph Consolidated Cos., LLC and Triumph Bancorp, Inc.; and

WHEREAS, in addition to his agreeing to serve as Executive Vice President of the Bank, Executive will also serve as the Chief Investment Officer of Triumph Consolidated Cos., LLC (“Company”); and

WHEREAS, in conjunction with his service as Chief Investment Officer of the Company, Executive has agreed that this Agreement will memorialize the profits sharing interest between himself and the Bank for non-banking opportunities; and

WHEREAS, the Parties to this Agreement wish to memorialize their employment relationship in writing by this instrument; and

WHEREAS, Executive is willing to enter into this Agreement in consideration of his employment by the Bank and the benefits that Executive will receive under the terms hereof.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT OF EXECUTIVE.

1.1. Duties and Status. The Bank hereby engages Executive as Executive Vice President of the Bank for the Term (as defined in Section 3.1 hereof), and Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement. During the Term, Executive will faithfully exercise such authority and perform such duties on behalf of the Bank as are normally associated with his title and position as Executive Vice President and such other duties or positions as Executive and the Bank will mutually determine from time to time. By way of example, Executive’s primary responsibilities to the Bank include, but are not limited to financial modeling of new investment opportunities and strategic initiatives for the Bank, serving on various management committees, and participating in executive committee discussions regarding new strategic initiatives for the Bank. In the capacity defined in this Section 1.1, Executive will report to the Chief Executive Officer of the Bank.

1.2. Services for Holding Company. During the Term hereof, Executive will also serve as the Executive Vice President and Chief Investment Officer of the Company. During the Term, Executive will faithfully exercise such authority and perform such duties on behalf of the Company as are normally associated with his title and position as Executive Vice President and Chief Investment Officer and such other duties or positions as Executive and the Company will mutually determine from time to time. By way of example, Executive’s primary responsibilities to the Company will include, but are not limited to enhancing brand reputation of the Company and the Bank; generating revenue through outside investment management; sourcing capital opportunities for the Bank; and leading or co-leading the acquisition of other bank and specialty finance institutions. In the capacity defined in this Section 1.2, Executive will report to the Chief Executive Officer of the Company.

1.3. Time and Effort. During the Term, Executive will devote his full working time, energy, skill and commercially reasonable best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Bank and the Company. Notwithstanding the foregoing, Executive may participate fully in social, charitable, civic activities and such other personal affairs of Executive as do not interfere with performance of his duties hereunder. The Parties have also agreed that Executive may continue to serve as a director for other entities, and may from time to time provide consulting services for remuneration unrelated to his services to the Bank and the Company; however, as an express condition thereto, Executive will be required to fully disclose for consent all such directorships and consulting engagements to the Chief Executive Officer of the Bank and the Company in advance, and acknowledges and agrees that such consent may be withheld in the sole discretion of the Bank and/or the Company.

2. COMPENSATION AND BENEFITS.

2.1. Annual Base Salary. For all of the employment rendered by Executive to the Bank and to the Company, the Bank will pay Executive an annual base salary of $185,000.00 (the “Annual Base Salary”). Executive’s Annual Base Salary will be payable in equal installments in accordance with the practice of the Bank in effect from time to time for the payment of salaries to officers of the Bank, but in no event less than bi-monthly, and may be increased or decreased during the Term.

2.2. Expenses. The Bank will timely pay or reimburse Executive for all reasonable budgeted travel, entertainment and other business expenses actually paid or incurred by Executive during the Term in the performance of Executive’s duties under this Agreement in accordance with the Bank’s employee business expense reimbursement policies in effect from time to time, but in no event less than monthly.

2.3. Restricted Stock Plan. During the Term, Executive will be eligible to participate in the Triumph Bancorp, Inc. Restricted Stock Plan (the “Plan”) and will be awarded restricted stock shares pursuant to the terms of such Plan. Participation in the Plan is governed in accordance with the terms of the Plan and any agreement awarding participating shares under the Plan.

2.4. Long-Term Incentive Compensation. Executive shall be awarded 400 Class B Units of TLCM Investments, LLC. These units shall vest over a five-year period (i.e., 80 units per year). The first vesting will be on the one year anniversary of the Effective Date of this Agreement. The terms and conditions of this grant will be detailed in a separate long term incentive plan adopted by Triumph Consolidated Cos., LLC.

2.5. Additional Discretionary Bonuses. During the Term, subject to the recommendation of the Chief Executive Officer of the Bank or Company, and in the final absolute discretion of the personnel committee of the Bank’s board of directors, the Executive may be entitled to a discretionary cash bonus in recognition of superior fulfillment of his duties to the Bank, the Company or its affiliates.

2.6. Profits Interest in Outside Investment Management. During the Term, the Parties have agreed that Executive will have the authority to enter certain non-Bank investment transactions, with the Parties hereto agreeing to share a profits interest in the proceeds of such transactions. The terms of such profits interest shall be governed in accordance with the terms of the attached Schedule B, the execution of which is a material inducement for the Bank’s willingness to enter into this Agreement.

2.7. Benefits. Executive will be entitled to participate in Bank’s employee benefit plans on such terms as determined by the Bank. For the avoidance of doubt, Executive will not be reimbursed by the Bank for any health-related expenses, unless otherwise agreed to by the Bank.

2.8. Paid Time Off. During the Term, Executive will be entitled to four weeks paid time off per calendar year and leave of absence and leave for illness or temporary disability in accordance with the policies of the Bank in effect from time to time. Executive’s paid time off entitlement will be prorated in any calendar year in which Executive does not work the entire calendar year. To the extent Executive has not used all paid time off allotted hereunder, Executive is entitled to carry over a maximum of five days into the next calendar year, in accordance with the policies of the Bank.

2.9. Indemnification. During the Term, the Bank agrees to maintain one or more directors and officers liability insurance policies covering Executive pursuant to the terms of such policies.

3. TERM AND TERMINATION.

3.1. Term. Executive’s employment per the terms of this Agreement will commence on the date hereof (the “Effective Date”) and will terminate on the earlier of (a) the close of business on the second anniversary of the Effective Date (the “Original Term”) or (b) the termination of this Agreement pursuant to Section 3.2 hereof. Thereafter, unless written notification is given at least sixty (60) days before the expiration of the Original Term or any subsequent renewal term, this Agreement will automatically renew for successive one year periods (each, a “Renewal Term”). For purposes of this Agreement, when the word “Term” is used alone, it shall collectively refer to the Original Term and all Renewal Term(s). The Bank’s decision not to extend the Term of this Agreement will not be considered termination of Executive’s employment, whether with or without Cause, as defined below. For purposes of this Agreement, any reference to the Term will include the initial two-year Term and any successive automatic one year extension thereof.

3.2. Termination of Employment. Each party will have the right to terminate Executive’s employment hereunder before the Term expires to the extent, and only to the extent, permitted by this Section.

(a) By the Bank for Cause. The Bank will have the right to terminate Executive’s employment at any time upon delivery of written notice of termination for Cause (as defined below) to Executive (which notice will specify in reasonable detail the basis upon which such termination is made), such employment to terminate immediately upon delivery of such notice unless otherwise specified by the Bank, if the Bank (excluding Executive) determines in good faith that Executive: (i) has misappropriated, stolen or embezzled funds or property from the Bank or an affiliate of the Bank or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Bank or any affiliate of the Bank, (ii) has been convicted of a felony or entered a plea of “nolo contendre” which in the reasonable opinion of the Bank brings Executive into disrepute or is likely to cause material harm to the Bank’s (or any of its affiliate’s) business, customer or supplier relations, financial condition or prospects, (iii) has neglected his duties hereunder, (iv) has materially violated a provision of Section 4 hereof, or (v) has willfully violated or breached any material provision of this Agreement or the Profits Interest Agreement in any material respect or violated any material law or regulation (collectively, “Cause”). In the event that Executive’s employment is terminated for Cause, Executive will be entitled to receive only the payments referred to in Section 3.3(e) hereof.

(b) By the Bank Upon Total Disability. The Bank will have the right to terminate Executive’s employment on ten days’ prior written notice to Executive if the Bank determines in good faith that Executive is unable to perform his duties by reason of Total Disability, but any termination of employment pursuant to this subsection (b) will obligate the Bank to make the payments referred to in Section 3.3(a) hereof. As used herein, “Total Disability” will mean the inability of Executive, due to a physical or a mental condition, to perform the essential functions of Executive’s job, with or without accommodation, for any period of 180 consecutive days; provided that the return of Executive to his duties for periods of 15 days or less will not interrupt such 180-day period.

(c) By the Bank Other Than for Cause, Death or Total Disability. The Bank will have the right to terminate Executive’s employment, other than for Cause, death or Total Disability, on 60 days’ prior written notice to Executive in the Bank’s sole discretion, but any termination of employment pursuant to this subsection (c) will obligate the Bank to make the payments referred to in Section 3.3(c) hereof.

(d) By Executive. Executive will have the right to terminate his employment hereunder: (i) upon 60 days’ written notice, or (ii) upon 30 days’ written notice because of a reduction in Executive’s Annual Base Salary of more than twenty percent (20%), with the exception of compensation reductions that are applied to all executive officers of the Bank, or in the event such reduction is suggested and/or championed by Executive. In the event that Executive elects to terminate his employment pursuant to subsection (i) hereof, Executive will be entitled to receive only the payments referred to in Section 3.3(d) hereof. In the event Executive elects to terminate his employment pursuant to subsection (ii) hereof, Executive will be entitled to the payments referred to in Section 3.3(c) hereof.

(e) By the Expiration of this Agreement. Executive’s employment hereunder will terminate upon the expiration of the Term pursuant to Section 3.1. In the event the employment of Executive is terminated by the expiration of the Term, Executive will be entitled to receive the payments referred to in Section 3.3(f) hereof.

(f) Death of Executive. Executive’s employment hereunder will terminate upon the death of Executive. In such an event, Executive’s estate will be entitled to receive the payments referred to in Section 3.3(a) hereof.

3.3. Compensation and Benefits Following Termination. Except as specifically provided in this Section, any and all obligations of the Bank to make payments to Executive under this Agreement will cease as of the date the Term expires pursuant to Section 3.1 or as of the date Executive’s employment is terminated pursuant to Section 3.2, as the case may be. Executive will be entitled to receive only the following compensation and benefits following the termination of his employment hereunder:

(a) Upon Death. In the event that the Term terminates pursuant to Section 3.2(g) on account of the death of Executive, (i) the Bank will pay to Executive’s surviving spouse or, if none, his estate, a lump-sum amount equal to the sum of Executive’s earned and unpaid salary through the date of his termination, any bonus definitively granted to Executive by the Bank but not yet paid to Executive, additional salary in lieu of Executive’s accrued and unused vacation, any unreimbursed business and entertainment expenses in accordance with the Bank’s policies, and any unreimbursed employee benefit expenses that are reimbursable in accordance with the Bank’s employee benefit plans through the date of termination (collectively, the “Standard Termination Payments”) and (ii) death benefits, if any, under the Bank’s employee benefit plans will be paid to Executive’s beneficiaries as properly designated in writing by Executive. For the avoidance of doubt, the Standard Termination Payments do not include any unvested portion of any annual incentive compensation or bonus.

(b) Upon Termination for Total Disability. In the event that the Bank elects to terminate the employment of Executive pursuant to Section 3.2(b) because of his Total Disability, (i) the Bank will pay to Executive a lump-sum amount equal to the Standard Termination Payments and (ii) Executive will be entitled to such disability and other employee benefits as may be provided under the terms of the Bank’s employee benefit plans.

(c) Upon Termination Other Than for Cause, Death or Total Disability. In the event that the Bank elects to terminate the employment of Executive pursuant to Section 3.2(c), (i) the Bank will pay to Executive within the later of 30 days after his termination of employment or 14 days after the Bank’s receipt of the irrevocable release described in this Section 3.3(c), by certified check or wire transfer of immediately available funds in U.S. dollars, a lump-sum amount equal to the sum of (A) the Standard Termination Payments plus (B) an amount equal to the Annual Base Salary as then in effect in accordance with Section 2.1 for a period equal to twelve (12) months, and (ii) the Bank will also be obligated to provide coverage, at the Bank’s expense (through the payment of amounts in connection with Executive’s election under the Consolidated Omnibus Reconciliation Act, if applicable), under the Bank’s medical, dental, life insurance and total disability benefit plans or arrangements with respect to Executive for a period equal to twelve (12) months (collectively, the “Severance Benefits”). If and to the extent that any benefit described in this Section 3.3(c)(ii) is not or cannot be paid or provided under a Bank plan or arrangement, then the Bank will pay or provide for the payments to the Executive of such employee benefits. From the date of such notice of termination other than for Cause or upon death or Total Disability through the last date of Executive’s employment hereunder, Executive will continue to perform the normal duties of his employment hereunder (unless waived by the Bank), and will be entitled to receive when due all compensation and benefits applicable to Executive hereunder. Executive will have no duty to mitigate his damages and the amounts due Executive under this Section 3.3(c) will not be reduced by any payments received from other sources. As a condition of receiving any severance or rights or entitlements for which Executive otherwise qualifies under this Section 3.3(c) (other than with respect to the Standard Termination Payments), Executive agrees to execute, deliver and not revoke (within the time period permitted by applicable law) a general release of the Bank and its subsidiaries and affiliates and their respective officers, directors, employees and owners from any and all claims, obligations and liabilities of any kind whatsoever arising from or in connection with the Executive’s employment or termination of employment with the Bank or this Agreement (including, without limitation, civil rights claims), in such form as is reasonably requested by the Bank. The irrevocable release will be completed prior to the sixtieth (60th) day following Executive’s termination in order for Executive to be eligible to receive the benefits described in this Section 3.3(c). Notwithstanding anything in this Agreement to the contrary, the Company will not be required to pay any benefit under this Agreement if the Company reasonably determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Company or its affiliates.

(d) By Executive. In the event Executive elects to terminate his employment pursuant to Section 3.2(d), (i) the Bank will pay to Executive a lump-sum amount equal to the Standard Termination Payments and (ii) Executive will be entitled to such disability and other employee benefits as may be provided under the terms of the Bank’s employee benefit plans for the time period provided for in such plans.

(e) For Cause. In the event that the Bank terminates the employment of Executive pursuant to Section 3.2(a) for Cause, Executive will be entitled to receive a lump-sum amount equal to the Standard Termination Payments.

(f) By the Expiration of this Agreement. In the event that this Agreement expires at the end of the Original Term and is not renewed by the Bank, the Bank will pay to Executive within the later of 30 days after his termination of employment or 14 days after the Bank’s receipt of the irrevocable release described in this Section 3.3(c), by certified check or wire transfer of immediately available funds in U.S. dollars, a lump-sum amount equal to the sum of (A) the Standard Termination Payments plus (B) an amount equal to the Annual Base Salary as then in effect in accordance with Section 2.1 for a period equal to six (6) months, and the Bank will also be obligated to provide coverage, at the Bank’s expense (through the payment of amounts in connection with Executive’s election under the Consolidated Omnibus Reconciliation Act, if applicable), under the Bank’s medical, dental, life insurance and total disability benefit plans or arrangements with respect to Executive for a period equal to six (6) months. In the event that this Agreement expires at the end of any Renewal Term and is not renewed by the Bank, Executive will be entitled to receive a lump-sum amount equal to the Standard Termination Payments. For the avoidance of doubt, if Executive is entitled to receive a payment pursuant to this Section 3.3(f), he is ineligible to receive a payment pursuant to Section 3.3(c) hereof.

(g) Following Change of Control. In the event that his employment and this Agreement are terminated concurrent with a Change of Control (as defined below), or Executive is not offered substantially the same position, duties, compensation and benefits as exist as of the date of such Change of Control by a successor, the Bank will pay Executive, as his exclusive right and remedy in respect of such termination a lump sum payment within 60 days of Executive’s termination of employment, by certified check or wire transfer of immediately available funds, in an amount equal to the sum of (i) the Standard Termination Payments plus (ii) an amount equal to the Annual Base Salary as then in effect in accordance with Section 2.1 for a period equal to twelve (12) months, and the Bank will also be obligated to provide coverage, at the Bank’s expense (through the payment of amounts in connection with Executive’s election under the Consolidated Omnibus Reconciliation Act, if applicable), under the Bank’s medical, dental, life insurance and total disability benefit plans or arrangements with respect to Executive for a period equal to twelve (12) months (the amounts described in this clause collectively are the “CIC Severance Benefits”).

In the event that Executive is offered a position by the successor with substantially the same position, duties, compensation and benefits as exist as of the date of a Change of Control and Executive elects not to continue employment with such successor, the Bank will pay Executive, as his exclusive right and remedy in respect of such termination a lump sum payment within 60 days of Executive’s termination of employment, by certified check or wire transfer of immediately available funds, in an amount equal to the sum of (A) the Standard Termination Payments plus (B) an amount equal to one half (1/2) the Annual Base Salary as then in effect in accordance with Section 2.1, and the Bank will also be obligated to provide coverage, at the Bank’s expense (through the payment of amounts in connection with Executive’s election under the Consolidated Omnibus Reconciliation Act, if applicable), under the Bank’s medical, dental, life insurance and total disability benefit plans or arrangements with respect to Executive for a period equal to six (6) months (the amounts described in this clause collectively are the “CIC Resignation Benefits”).

Notwithstanding anything in this Agreement to the contrary, the Bank will not be required to pay any benefit under this Agreement if the Bank reasonably determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Bank or its affiliates. The Bank’s obligation to pay the CIC Severance Benefits or the CIC Resignation Benefits, as the case may be, under this Section 3.3(g) is contingent upon and subject to Executive’s execution and non-revocation of a general release of the Bank, its successor(s) and their respective subsidiaries and affiliates and their respective officers, directors, employees and owners from any and all claims, obligations and liabilities from any and all claims, obligations and liabilities of any kind whatsoever arising from or in connection with the Executive’s employment or termination of employment with the Bank or this Agreement (including, without limitation, civil rights claims), in such form as is reasonably requested by the Bank. The irrevocable release will be completed prior to the sixtieth (60th) day following Executive’s termination in order for Executive to be eligible to receive the benefits described in this Section 3.3(g). For the avoidance of doubt, (i) if Executive accepts a position offered by the successor with substantially the same duties, compensation and benefits as exist as of the date of a Change of Control, he shall not be entitled to any payments under this Section and (ii) if Executive is entitled to receive payment pursuant to this Section 3.3(g), then Executive will not also be entitled to receive any severance payment pursuant to any other section of this Agreement.

As used in this Section, “Company” shall mean (i) the Bank, (ii) a financial or bank holding company controlling 50% of the stock of the Bank, and (iii) any subsidiary of (i) or (ii) in which Executive has direct and ongoing involvement as of the date of the Change of Control (defined below). As used in this Agreement, a “Change of Control” will be deemed to have occurred in each of the following instances: (i) a reorganization, merger, consolidation or other corporate transaction involving the Company, with respect to which the holders of the voting securities of the Company immediately prior to such transaction do not, immediately after the transaction, own more than fifty percent (50%) of the combined voting power of the reorganized, merged or consolidated entity’s then outstanding voting securities; (ii) the sale, transfer or assignment of all or substantially all of the assets of the Company; or (iii) the acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes any such Person to own fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; provided however, that a Change of Control will not be deemed to have occurred if a Person becomes the beneficial owner of fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities solely as a result of the repurchase of voting securities by the Company. Notwithstanding the preceding provisions of this Section, a “Planned Capital Offering” shall not constitute a Change of Control. A Planned Capital Offering means an issuance of equity, debt or any hybrid thereof by the Company to new investors pursuant to a plan adopted by the Company’s board of directors of such entity as part of its overall growth plan for the Company and wherein a majority of the persons who were members of the Company’s board of directors preceding such capital offering remain after its completion. A Planned Capital Offering may include the issuance Common Stock that is registered with the Securities and Exchange Commission (“SEC”) and any state securities board, or that is exempt from registration with the SEC and/or any state securities board pursuant to any federal or state law or regulation.

3.4. Excise Taxes; Gross Up. In the event that any compensation payable under this Section is determined to be a “parachute payment” subject to the excise tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), the Bank agrees to pay to Executive an additional sum (the “Gross Up”) in an amount such that the net amount retained by Executive, after receiving both the payment and the Gross Up and after paying: (i) any Excise Tax on the payment and the Gross Up, and (ii) any federal, state, and local income taxes on the Gross Up, is equal to the amount of the payment. For purposes of determining the Gross Up, Executive will be deemed to pay federal, state, and local income taxes at the highest marginal rate of taxation in his filing status for the calendar year in which the payment is to be made based upon Executive’s domicile on the date of the event that triggers the Excise Tax. The determination of whether such Excise Tax is payable and the amount of such Excise Tax will be based upon the opinion of tax counsel selected by the Bank, subject to the reasonable approval of

Executive. If such opinion is not finally accepted by the Internal Revenue Service, then appropriate adjustments will be calculated (with additional Gross Up determined based on the principals outlined in the previous paragraph, if applicable) by such tax counsel based upon the final amount of Excise Tax so determined together with any applicable penalties and interest. The final amount will be paid, if applicable, within thirty (30) days after such calculations are completed, but in no event later than April 1st of the year following the event that triggers the Excise Tax. Notwithstanding the preceding sentence, or any provision in this Agreement to the contrary, in accordance with Section 409A of the Code, the Excise Tax Gross Up will be paid not later than December 31 of the calendar year following the calendar year in which the related Excise Tax or income tax is remitted to the applicable taxing authority.

3.5. All Payments. All payments made to Executive upon the termination of Executive’s employment will be made in U.S. dollars and are in lieu of all other termination or severance payments available at law or otherwise.

4. CONFIDENTIALITY AND NONDISCLOSURE.

4.1. Access to Confidential Information. Executive understands and agrees that in the course of performing work on behalf of the Bank, he will continue to have access to, and will continue to be given Confidential Information relating to the business of the Bank. Executive acknowledges and agrees that such Confidential Information includes, but is not limited to financial information pertinent to the Bank and its customers, and investors, customer lists, customer and investor identities and their preferences, confidential banking and financial information of both the Bank and its customers and investors, and information that Executive may create or prepare certain information related to his duties. Executive hereby expressly agrees to maintain in strictest confidence and not to access without proper business purposes (including repetitive unnecessary access), use (including without limitation in any future business or personal relationship of Executive), publish, disclose or in any way authorize anyone else to use, publish or disclose in any way, any Confidential Information relating in any manner to the business or affairs of the Bank and its customers and investors, except for legitimate business-related reasons while performing duties on behalf of the Bank. Executive agrees further not to remove or retain any figures, financial information, personnel data, calculations, letters, documents, lists, papers, or copies thereof, which embody Confidential Information of the Bank, and to return any such information in Executive’s possession at the conclusion of Executive’s use of such information and at the conclusion of Executive’s employment with the Bank.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, information in the possession of, prepared by, obtained by, compiled by, or that is used by Bank, its customers, investors and/or vendors, or is prepared by, obtained by, compiled by or that is used by Executive in conjunction with his duties, and (1) is proprietary to, about, or created by the Bank, its customers, investors and/or vendors; (2) is information the disclosure of which might be detrimental to the interest of the Bank, its investors or customers; or (4) is not typically disclosed by the Bank, its customers, investors and/or vendors, or known by persons who are not associated with the Bank.

4.2. Non-Solicitation of Executives and Investors. Executive agrees that during the Term or any extension thereof, and for a period of one year following the termination of Executive’s employment for any reason, Executive will not (i) offer employment to, enter into a contract for the employment of, or attempt to entice away from the Bank, any individual who is at the time of such offer or attempt, one of the employees holding an officer or director with the Bank or the Company, (ii) interfere with the material business relationships of the Bank or the Company and its subsidiaries, or entice away any material suppliers or contractors, (iii) procure or facilitate the making of any such offer or attempt by any other Person, or (iv) solicit, directly or through any other Person, any investor of the Bank or the Company for purposes of facilitating any investment, partnership or business opportunity unrelated to the Bank or the Company. This restriction in Section 4.2(iv) shall not apply to any investor with which the Executive had a preexisting relationship prior to becoming employed by the Bank.

4.3. Intellectual Property. Executive agrees to disclose and assign to the Bank any and all material of a proprietary nature, particularly including, without limitation, material subject to protection as trade secrets or as patentable ideas or copyrightable works, that Executive may conceive, invent, author or discover, either solely or jointly with another or others during Executive’s employment and that relates to or is capable of use in connection with the business of the Bank or any employment or products offered, manufactured, used, sold or being developed by the Bank at the time said material is developed. Executive will, upon request of the Bank, either during or at any time after Executive’s employment ends, regardless of how or why Executive’s employment ends, execute and deliver all papers, including applications for patents and registrations for copyrights, and do such other legal acts (entirely at the Bank’ expense) as may be necessary to obtain and maintain proprietary rights in any and all countries and to vest title thereto in the Bank.

4.4. Remedy. Executive understands and acknowledges that the Bank has a legitimate business interest in preventing Executive from taking any actions in violation of this Section 4 and that this Section 4 is intended to protect the business and goodwill of the Bank. Executive further acknowledges that a breach of this Section 4 will irreparably and continually damage the Bank and that monetary damages alone will be inadequate to compensate the Bank for such breach. Executive therefore agrees that in the event Executive violates any of the terms of this Section 4, the Bank will be entitled to, in addition to any other remedies available to it in law or in equity, seek temporary, preliminary and permanent injunctive relief and specific performance to enforce the terms of Section 4 without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond. If Executive does take actions in violation of Section 4 of this Agreement, Executive understands that the time periods set forth in those paragraphs will run from the date on which Executive’s violations of those sections, whether by injunction or otherwise, ends and not from the date that Executive’s employment ends. In the event any lawsuit, claim or other proceeding is brought to enforce the terms of this Section 4, or to determine the validity of its terms, then the prevailing party will be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and court costs incurred in obtaining enforcement of, or determining the validity of, this Section 4.

4.5. Waiver. Executive understands and agrees that in the event the Bank waives or allows any breach of this Section 4, such waiver or allowance will not constitute a waiver or allowance of any future breach, whether of a similar or dissimilar nature.

4.6. Tolling. If the Bank files a lawsuit in any court of competent jurisdiction alleging a breach of the non-disclosure or non-solicitation provisions of this Agreement by Executive, then any time period set forth in this Agreement relating to the post-termination restrictions on the activities of Executive will be deemed tolled as of the time the lawsuit is filed and will remain tolled until the dispute is finally resolved, either by written settlement agreement resolving all claims raised in the lawsuit, or by entry of a final judgment and final resolution of any post-judgment appellate proceedings.

5. MISCELLANEOUS.

5.1. Governing Law; Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of Texas excluding that body of law known as conflicts of law. The Parties will endeavor to settle amicably by mutual discussions any disputes or claims related to this Agreement (“Dispute”). Failing such settlement, and excepting such claims as may be brought pursuant to Section 4 hereof in a state or federal court having jurisdiction, any other Dispute will finally be settled by arbitration in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes. The Parties will agree upon a single arbitrator. The Arbitrator will not have authority to award punitive damages to either Party. Each Party will bear its own expenses, but the Bank will bear the fees and expenses of the arbitrator. This Agreement will be enforceable, and any arbitration award will be final. In any such arbitration, the decision in any prior arbitration under this Agreement will not be deemed conclusive of the rights as among themselves of the Parties hereunder. The arbitration will be held in Dallas, Texas. Any notices, including a demand for arbitration will be deemed served when delivered to the address indicated in Section 5.3.

5.2. Code Section 409A. It is the intent of the parties that this Agreement be interpreted and administered in compliance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent applicable. In this connection, the Bank will have authority to take any action, or refrain from taking any action, with respect to this Agreement that is reasonably necessary to ensure compliance with Code section 409A (provided that the Bank will choose the action that best preserves the value of the payments and benefits provided to Executive under this Agreement), and the parties agree that this Agreement will be interpreted in a manner that is consistent with Code section 409A. In furtherance, but not in limitation of the foregoing: (a) in the event that Executive is a “specified employee” within the meaning of Code section 409A, payments which constitute a “deferral of compensation” under Code section 409A and which would otherwise become due during the first six (6) months following Executive’s termination of employment will be delayed and all such delayed payments will be paid in full in the seventh (7th) month after the Executive’s termination of employment, and all subsequent payments will be paid in accordance with their original payment schedule, provided that the above delay will not apply to any payments that are excepted from coverage by Code section 409A, such as those payments covered by the short-term deferral exception described in Treasury Regulations section 1.409A-1(b)(4); (b) notwithstanding any other provision of this Agreement, a termination of Executive’s employment hereunder will mean, and be interpreted consistent with, a “separation from service” within the meaning of Code section 409A; and (c) with respect to the reimbursement of fees and expenses provided for herein, the following will apply: (i) unless a specific time period during which such expense reimbursements and tax gross-up payments may be incurred is provided for herein, such time period will be deemed to be Executive’s lifetime; (ii) the amount of expenses eligible for reimbursement hereunder in any particular year will not affect the expenses eligible for reimbursement in any other year; (iii) the right to reimbursement of expenses will not be subject to liquidation or exchange for any other benefit; and (iv) the reimbursement of an eligible expense or a tax gross-up payment will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred or the tax was remitted, as the case may be.

5.3. Headings. The headings and captions set forth herein are for convenience of reference only and will not affect the construction or interpretation hereof.

5.4. Notices. Any notice or other communication required, permitted, or desirable hereunder will be hand delivered (including delivery by a commercial courier service) or sent by United States registered or certified mail, postage prepaid, by facsimile or by electronic mail addressed as follows:

If to the Bank:		Triumph Savings Bank, SSB

	Physical address:	5220 Spring Valley Road
Suite 415
Dallas, Texas 75254

	Attn:	Aaron P. Graft / Chief Executive Officer

If to Executive:		Ray Sperring

	Physical address:	6804 Woodland Drive
Dallas, Texas 75225

or such other addresses as will be furnished in writing by the parties. Any such notice or communication will be deemed to have been given as of the date so delivered in person or three business days after so mailed.

5.5. Successors and Assigns. Subject to the terms of Section 3.3(g), the Bank may assign its rights under this Agreement to any successor to its business (by merger, acquisition of substantially all of the Bank’s assets or otherwise), provided that such successor entity expressly assumes, in a writing reasonably acceptable to Executive, this Agreement and all obligations and undertakings of the Bank hereunder. Executive may not assign his rights or delegate his duties under this Agreement without the prior written consent of the Bank. Executive understands and agrees that this Agreement will be binding upon and inure to the benefit of the Bank and its legal representatives, successors and assigns. Executive also understands and agrees that this Agreement will be binding upon and inure to the benefit of Executive’s heirs and executors or administrators.

5.6. Entire Agreement; Amendments. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no other contemporaneous written or oral agreements, undertakings, promises, warranties or covenants not specifically referred to or contained herein. This Agreement specifically supersedes any and all prior agreements and understandings of the parties with respect to the subject matter hereof, all of which prior agreements and understandings (if any) are hereby terminated and of no further force and effect. This Agreement may be amended, modified or terminated only by a written instrument signed by the parties hereto.

5.7. Execution of Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a party’s execution hereof will be deemed to be delivered by such party to any other party hereto until such delivering party has received signature pages from all parties signatory to this Agreement.

5.8. Severability. If any provision, clause or part of this Agreement, or the applications thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, will not be affected thereby.

5.9. Incorporation of Recitals. The Recitals to this Agreement are an integral part of, and by this reference are hereby incorporated into, this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

TRIUMPH SAVINGS BANK, SSB

By:	/s/ Aaron P. Graft
Name:	Aaron P. Graft
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Ray Sperring
RAY SPERRING

[Signature Page to Employment Agreement]

Schedule A

INITIAL BONUS SCHEDULE

TBI Return on Equity	Total Bonus (as % of base salary)	Stock/Cash Allocation
8%	17.5%	50%/50%
10%	30%	50%/50%
12%	35%	50%/50%
14%	40%	50%/50%
16%	45%	50%/50%
18%	50%	50%/50%
20%	60%	50%/50%

As specified in the Triumph Bancorp, Inc. Restricted Stock Plan and the Executive’s Employment Agreement, the final discretion on any bonus awarded is vested in the Personnel Committee of the Bank. This Schedule A is for informational purposes only; provided, however, that in light of information currently available to the Personnel Committee, this bonus schedule is considered reasonable in relation to the indicated return on equity for the Bank. The Personnel Committee will make the final decision on bonus awards on an annual basis in light of several factors, both quantitative and qualitative, and per the direction of the Board of Directors, will consider the overall financial health of the Company and/or Bank in arriving at any final decision.

Schedule B

PROFITS INTEREST AGREEMENT

This Profits Interest Grant Agreement (this “Agreement”) is entered into as of May 8, 2012, to be effective as of July 1, 2012, by and between TRIUMPH SAVINGS BANK SSB, (the “Bank”), TRIUMPH CONSOLIDATED COS., LLC and TRIUMPH BANCORP, INC. (collectively, “the Company”) and RAY SPERRING (“Executive”).

RECITALS

A. Executive is employed as the Executive Vice President of the Bank and Chief Investment Officer of Triumph Consolidated Cos., LLC.

B. In consideration of Executive’s employment with the Company and Bank, and in accordance with the Employment Agreement between the Company and Executive, dated as of the date of this Agreement (the “Employment Agreement”), the Executive desires to grant to the Company a profits interest (the “Company Interest”) in the non-bank investment opportunities identified, developed or procured (the “Investment Opportunity”) by the Executive, in accordance with the terms hereof.

AGREEMENTS

In consideration of the mutual covenants in this Agreement, the Company and Executive agree as follows:

1. Duty to Inform Company of Investment Opportunities. Executive agrees that he will inform the Company of all Investment Opportunities that the Executive identifies, procures, or develops, and agrees that each Investment Opportunity so identified, procured or developed by the Executive shall be subject to the terms and requirements of this Agreement. Failure of the Executive to inform the Company of any Investment Opportunity shall result in the Executive’s immediate termination of employment for Cause under the terms of the Employment Agreement.

2. Grant of Company Interest. The Executive hereby grants the Company Interest to Company. Company shall not be obligated, and is not expected, to contribute any funds of any nature toward any Investment Opportunity in return for the grant of the Company Interest. Except as otherwise provided herein, the Executive shall retain the balance of the interest (the “Executive Interest”) with respect to the Investment Opportunity. The Company and Executive acknowledge that the Company Interest is designed and intended to be a “profits interest” as that term is defined in IRS Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by IRS Revenue Procedure 2001-43, 2001-2 C.B. 191.

3. Amount of Company Interest. The amount of the Company Interest shall vary based upon the type or nature of the Investment Opportunity presented by Executive to the Company, as follows.

a. If the Investment Opportunity is an Investment Opportunity sourced by the Executive, the Executive Interest shall be 40% and the Company Interest shall be 60%. For clarity, an investment fitting this category would be a real estate transaction that was identified and acquired by the Executive without assistance from Company or Bank personnel.

b. Notwithstanding the preceding Section 3(a) of this Agreement, if the Investment Opportunity is an opportunity identified, developed or procured by multiple persons in the Company or Bank, requires the efforts of multiple persons within the Company, or requires the investment of capital by investors in the Company in the Investment Opportunity, the Chief Executive Officer of the Company may allocate the Executive Interest in that Investment Opportunity among the Executive, any shareholders of the Company investing in the Investment Opportunity (e.g., a general partner co-investment), and any other executives, employees or officers of the Company who the Chief Executive Officer, in his sole discretion, directs to work on such transaction. In no event will the Chief Executive Officer participate in the Executive Interest regardless of his involvement in the Investment Opportunity.

4. Terms and Conditions of Company Interest and Executive Interest. The terms and conditions of the Company Interest and Executive Interest with respect to an Investment Opportunity will be set forth in a separate agreement concerning each respective Investment Opportunity (the “Investment Agreement”) for which a Company Interest and Executive Interest will be granted. The Company and the Executive hereby agree to negotiate the terms of such Investment Agreement in good faith.

5. Transfer and Termination of Company Interests.

a. Except as set forth herein, Company Interests, once granted, are perpetual and do not terminate, and, except in connection with a change in control, merger or consolidation of the Company, are non-transferrable by the Company.

b. Upon termination of Executive’s employment with the Company and the Bank in the manner provided under the terms of the Employment Agreement, all outstanding Company Interests with respect to consummated Investment Opportunities, and all potential Company Interest with respect to Investment Opportunities already identified but not yet consummated, shall remain outstanding and held by the Company. Notwithstanding the preceding, if Executive’s termination of employment is for any reason other than for Cause, the Executive’s shall have the right (but not obligation) to request that the Company sell one or more of such Company Interests to the Executive at the then Fair Market Value (defined below) of such Company Interest (the “Purchase Price”). For this purposes, “Fair Market Value” shall be determined on a going concern basis as if the Investment Opportunity were sold as an entirety in an arm’s length transaction with neither the buyer nor the seller under a compulsion to buy or sell.

c. If the Executive wishes to exercise such option, the Executive shall give Company a written statement of the Executive’s election, including the Executive’s good faith determination of the Purchase Price (the “Purchase Price Statement”), within ninety (90) days following the effective date of termination of Executive’s employment. If Company disputes the Executive’s determination of the Purchase Price, it shall within thirty (30) days following its receipt of the Purchase Price Statement, provide to the Executive a written certification of the Company’s determination of the Purchase Price (a “Dispute Notice”). If Company fails to timely deliver a Dispute Notice, the Purchase Price shall be the amount stated in the Purchase Price Statement. The Company and the Executive shall endeavor in good faith expeditiously to agree upon the amount of the Purchase Price. If the Company and the Executive shall not have agreed upon the Purchase Price within thirty (30) days following the date of the Dispute Notice, the Company and the Executive shall cause the Purchase Price to be determined by a qualified third party appraiser selected by and acceptable to the Company and the Executive (the “Appraiser”). If the Company and Executive are unable to agree upon the Appraiser within sixty (60) days following the date of the Dispute Notice, then within seventy-five (75) days following the date of the Dispute Notice, the Company and Executive each shall appoint a qualified third party appraiser, and cause the two appraisers selected to jointly selected a third, which shall be the Appraiser.

d. The Company and the Executive each shall submit to the Appraiser their respective final determinations of Fair Market Value (which shall be the same as set forth in the Purchase Price Statement and the Dispute Notice, each a “Final Valuation”). The Appraiser shall resolve the disagreement as to Fair Market Value, considering all information such Appraiser deems appropriate; provided, however, that in rendering its determination the Appraiser shall be limited to electing between the Final Valuation of Fair Market Value tendered to the Appraiser by the Company and that tendered to the Appraiser by the Executive. The determination of the Appraiser shall be in writing and shall be conclusive and binding on the Company and the Executive. All fees and expenses of the Appraiser shall be borne equally by the Company and the Executive.

e. The Purchase Price shall be paid in cash at closing of the Executive’s purchase of the Company Interest.

6. Investment Representations.

a. This Agreement is made in reliance upon Company’s representation to the Executive, which by its acceptance hereof Company hereby confirms, that the Company Interest will be acquired for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting participation in, or otherwise distributing the same, but subject nevertheless to any requirement of law that the disposition of his property shall at all times be within its control.

b. Company understands that the Company Interest is not registered under the Securities Act of 1933, as amended (the “Securities Act”).

c. Company understands that the Company Interest may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Company Interest or an available exemption from registration under the Securities Act, the Company Interest must be held indefinitely. In particular, Company is aware that the Company Interest may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of the applicable Securities Act rules are met.

d. Company acknowledges that, because of the substantial restrictions on the transferability of the Company Interest pursuant to this Agreement, and because there is no public market for the Company Interest and none is expected to develop, it may not be possible for Company to liquidate the Company Interest.

f. Company acknowledges that the tax consequences to Company resulting from the issuance of the Company Interest will depend on Company’s particular circumstances, and neither the Executive nor any other person will be responsible or liable for the tax consequences to Company of a grant of the Company Interest. Company shall look solely to, and rely upon, Company’s own advisers with respect to the tax consequences of this grant.

7. NO EFFECT ON TERMS OF SERVICE. THIS AGREEMENT SHALL NOT CONFER UPON EXECUTIVE ANY RIGHT WITH RESPECT TO CONTINUATION OF EXECUTIVE’S ENGAGEMENT BY THE COMPANY OR BANK, NOR SHALL IT INTERFERE IN ANY WAY WITH THE RIGHT OF EXECUTIVE OR THE COMPANY TO TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME FOR ANY REASON WITH OR WITHOUT CAUSE, NOR SHALL IT INTERFERE WITH THE COMPANY’S OR BANK’S ABILITY TO CHANGE THE TERMS OF EXECUTIVE’S EMPLOYMENT BY THE COMPANY AND BANK.

8. Successors; Transfers. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

9. Severability; Enforcement. If any provision of this Agreement, or its application to any person, place or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced (by blue-penciling or otherwise) to the greatest extent permitted by law, and the remainder of this agreement and such provision as applied to other persons, places and circumstances shall remain in full force and effect.

10. Complete Agreement; Execution. This Agreement and the Employment Agreement represent the complete and final agreement and understanding of the parties hereto with respect to their subject matter and supersede all prior or contemporaneous oral or written agreements or understandings with respect to such subject matter. This Agreement may be executed by facsimile signature and may be executed in two or more counterparts, each of which, when taken together, shall constitute one and the same instrument.

11. Governing Law; Venue. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Texas without giving effect to any conflict of laws principles thereof. Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive general jurisdiction of any state or federal court of competent jurisdiction in Dallas, Texas.

12. Specific Performance. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder. Consequently, each of the Company and the Executive agree that specific performance of the terms of this Agreement is a proper remedy for the breach of its provisions. Each of the parties agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. If the parties to this Agreement are forced to institute legal proceedings to enforce their rights in accordance with the provisions of this Agreement, the prevailing party shall be entitled to recover his, her or its reasonable attorneys’ fees and court costs incurred in enforcing such rights.

The parties hereto have duly executed this Agreement as of the date first above written.

TRIUMPH CONSOLIDATED COS., LLC:

By:	/s/ Aaron P. Graft
Name:	Aaron P. Graft
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Ray Sperring
RAY SPERRING

B-5